Exhibit (a)(1)(iii)

OFFER TO EXCHANGE

any and all of its

6% Senior Convertible Notes due 2006

(“Old Notes”)

CUSIP No. 266597AA1

CUSIP No. 266597AB9

Common Code 015754486

for

6% Senior Convertible Notes due 2010

(“New Notes”)

CUSIP No. 26152HAA1/Common Code 025817087

The exchange offer and withdrawal rights will expire at 5:00 p.m. New York City time, on July 17, 2006, unless extended by DRDGOLD Limited.

June 16, 2006

To Brokers, Dealers, Commercial Banks,Trust Companies, and Other Nominees:

DRDGOLD Limited (“DRDGOLD”) is offering to exchange (the “Exchange Offer”) $1,000 principal amount of its 6% Senior Convertible Notes due 2010 (the “New Notes”) for each $1,000 principal amount of validly tendered and accepted 6% Senior Convertible Notes due 2006 of DRDGOLD (the “Old Notes”).

The Exchange Offer is made on the terms and is subject to the conditions set forth in DRDGOLD’s offering memorandum, dated June 16, 2006 (as may be amended or supplemented from time to time, the “Offering Memorandum”) and the accompanying Letter of Transmittal.

We are asking you to contact your clients for whom you hold Old Notes. For your use and for forwarding to those clients, we are enclosing copies of the Offering Memorandum, as well as a Letter of Transmittal for the Old Notes. We are also enclosing a printed form of letter which you may send to your clients, with space provided for obtaining their instructions with regard to the Exchange Offer. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

DTC participants will be able to execute tender offers through the DTC Automated Tender Offer Program.

The Bank of New York has been appointed the exchange agent (the “Exchange Agent”) for the Exchange Offer. Any inquiries you may have with respect to the Exchange Offer should be addressed to the Exchange Agent, at the address and telephone number as set forth on the back cover of the Offering Memorandum. The Exchange Agent will answer questions with respect to the Exchange Offer solely by reference to the terms of the Offering Memorandum. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

DRDGOLD will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than the fees and expenses of the Exchange Agent) in connection with the solicitation of tenders in the Exchange Offer.

Very truly yours,

DRDGOLD Limited

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF DRDGOLD LIMITED, THE EXCHANGE AGENT OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.